Exhibit 10(e)27

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Agreement") made and entered into by and between MISSISSIPPI POWER COMPANY (the "Company") and HENRY E. BLAKESLEE, III ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employee has been employed by the Company for approximately thirty-nine (39) years;

         WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;

         WHEREAS, in order to be eligible for benefits under this Agreement, the parties have agreed that Employee must terminate employment with the Company on January 1, 2004;

         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations attendant to such termination of employment, and desire to reach an accord and satisfaction of all claims arising from Employee's employment and his termination of employment, with appropriate releases; and

         WHEREAS, the Company desires to compensate Employee for service he has provided or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Termination of Employment. Upon Employee's execution of this Agreement, voluntary termination of employment with the Company on January 1, 2004 (the Employee's "Termination Date"), and effectiveness of the Release attached hereto as Exhibit 1 (such effectiveness being no earlier than Employee's Termination Date), the Company agrees to pay to Employee or his spouse or his estate, as applicable, the amount described in Paragraph 2 hereof. Employee covenants and agrees that the consideration set forth in Paragraph 2 is in full satisfaction of all sums owed to Employee, if any, by the Company, and constitutes good and complete consideration for his Release attached hereto as
Exhibit 1, those non-disclosure and non-interference obligations under Paragraphs 6, 7, 8, 9 and 10 hereof and all other obligations and covenants of Employee contained herein, including, but not limited to, Paragraph 4. Employee agrees that this Agreement provides him certain benefits to which he would not otherwise be entitled.

         2. Severance Payment to Employee.

         (a) On the first day of the first month following both the Employee's Termination Date and the effective date of the Release attached hereto as
Exhibit 1 (such effective date being no earlier than Employee's Termination
Date), the Company shall pay to Employee an amount equal to Seven Hundred Twenty-Five Thousand Dollars and No Cents ($725,000.00). In the event of a Southern Change in Control or a Subsidiary Change in Control affecting Employee as defined in the Southern Company Change in Control Benefit Plan Determination Policy, any unpaid amount shall be paid in a lump sum as soon as practicable after the occurrence of such an event. The lump sum shall be equal to the present value of any unpaid amount based on an effective interest rate of 7.5% per annum (0.6045% per month). In the event Employee dies before receiving payment of the amount described in this Paragraph 2(a) hereof, such amount shall be paid to Employee's spouse, if living, or if not, to the Employee's estate. In accordance with Paragraph 21, Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the foregoing amount, and Company shall make appropriate withholding of these amounts.

         (b) Notwithstanding the foregoing, in the event Employee engages in Misconduct, as defined below, before or after Employee's Termination Date but prior to receiving the payment described in Paragraph 2(a) above, Company may not make the payment to Employee under this Paragraph 2, and Company shall have no further obligations under this Agreement. For purposes of this Paragraph 2(b), "Misconduct" shall mean (i) the final conviction of any felony, (ii) the carrying out of any activity or the making of any public statement which materially diminishes or materially and untruthfully brings the Southern Company or any of its affiliates or subsidiaries into contempt, ridicule or materially and reasonably shocks or offends the community in which the Southern Company or its affiliate or subsidiary is located, or (iii) a material breach of any of his obligations under this Agreement.

         3. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 14 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         4. No Employment. Except as otherwise provided in Paragraph 5 hereof, Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with the Company or the Southern Company or any of its subsidiaries or affiliates (collectively, for purposes of this Paragraph 4, "The Southern Company System"), for a period of twenty-four (24) months following the execution of the Release attached hereto as Exhibit 1. Except as otherwise provided in Paragraph 5 hereof, the Company or any member of The Southern Company System shall not rehire the Employee as an employee, temporary employee, leased employee or independent contractor for a period of twenty-four (24) months following the Employee's execution of the Release attached hereto as Exhibit 1, unless an exceptional business reason exists for rehiring the Employee and a committee, comprised of (i) an officer from the business unit seeking to rehire the Employee and (ii) the Southern Company Senior Vice President, Human Resources, approves of such rehiring.

         5. Consulting Services. Upon Employee's voluntary termination of employment with the Company on his Termination Date and effectiveness of the Release attached hereto as Exhibit 1, Employee agrees to execute the Consulting Agreement attached hereto as Exhibit 2 and provide consulting services to the Company as an independent contractor in accordance with such Consulting Agreement.

         6. Business Protection Provision Definitions.

         (a) Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in Paragraphs 6, 7, 8, 9 and 10 herein.

         (b) Definitions. For purposes of Paragraphs 6, 7, 8, 9 and 10 herein, the following terms shall have the following meanings:

         (i) "Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Employee and any person or Entity engaged wholly or in material part in the business that the Company is engaged in (the "Business") whereby the Employee is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee participated in or directed while employed by the Company, the Southern Company or any of their respective affiliates (collectively the "Southern Entities").

         (ii) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or other Southern Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (iii) "Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         (iv) "Territory" shall include the States of Georgia, Alabama, Mississippi or Florida.

         (v) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Employee agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (vi) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with the Company.

         7. Nondisclosure: Ownership of Proprietary Property.

         (a) In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (i) with regard to each item constituting a Trade Secret, at all times such information remains a "trade secret" under applicable law, and (ii) with regard to any Confidential Information, for a period of three (3) years following the Termination Date (hereafter the "Restricted Period").

         (b) Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

         (c) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

         (d) Employee represents and agrees that he will keep all terms and provisions of this Agreement completely confidential, except for possible disclosures to his legal advisors or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee agrees that he may only disclose to future, potential employers of Employee that he participates in a Separation Agreement with the Company which imposes certain restrictions on him.

         8. Non-Interference With Employees.

         Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any other person or Entity: (A) actively recruit, solicit, attempt to solicit, or induce any person who, during such Restricted Period, or within one year prior to the Termination Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities to leave or cease such employment for any reason whatsoever; or (B) hire or engage the services of any such person described in Paragraph 8(A) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

         9. Non-Interference With Customers.

         (a) Employee acknowledges that in the course of employment, he has learned about Company's business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee and Company's business concepts, ideas, programs, plans and processes, so as not to aid Company's competitors. Accordingly, Company is entitled to the following protection, which Employee agrees is reasonable:

         (b) Employee covenants and agrees that for a period of two (2) years following the Termination Date, he will not, on his own behalf or on behalf of any person or Entity, solicit, direct, appropriate, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by Company during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Company.

         10. Non-Interference With Business.

         (a) Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement. The Employee further acknowledges that the payment described in Paragraph 2 is also in consideration of his covenants and agreements contained in Paragraphs 6 through 10 hereof.

         (b) In the event Employee and the Company do not enter into the Consulting Agreement attached hereto as Exhibit 2, Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of two (2) years from the Termination Date.

         11. Return of Materials. Upon the Employee's termination, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee's possession or control. Notwithstanding the foregoing, in the event Company and Employee enter into the Consulting Agreement attached hereto as Exhibit 2, Employee may retain Company materials necessary to provide the services contemplated by such Consulting Agreement.

         12. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following termination of employment, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

         13. Termination with Cause. In the event of Employee's termination of employment for Cause at any time, the Employee shall forfeit the entire benefit provided in Paragraph 2, the Company shall not be obligated to enter into the Consulting Agreement attached hereto as Exhibit 2 and the Company shall have no further obligations with respect to any amount under this Agreement. As used in this Agreement, the term "Cause" shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment by the Company; the final conviction of a felony or misdemeanor involving moral turpitude; the carrying out of any activity or the making of any statement which would prejudice the good name and standing of any of the Southern Entities or would bring any of the Southern Entities into contempt, ridicule or would reasonably shock or offend any community in which any of the Southern Entities is located; a material breach of the fiduciary obligations owed by an officer and an employee to any of the Southern Entities; or the Employee's unsatisfactory performance of the duties and services required by his or her employment.

         14. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

         15. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Mississippi, United States of America (without giving effect to principles of conflicts of laws).

         16. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

         17. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Employee acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in Paragraphs 6, 7, 8, 9 and 10, shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by Company of said covenants and agreements.

         18. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         19. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

         20. No Effect On Other Arrangements. It is expressly understood and agreed that the payment made in accordance with this Agreement is in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

         21. Tax Withholding. There shall be deducted from the payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

         22. Compensation. Any compensation paid on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, or The Southern Company Pension Plan. The payment under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

         23. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Employee and the Company.

         24. Interpretation. The judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this 5th day of December, 2003.

                                            "COMPANY"
                                            MISSISSIPPI POWER COMPANY
                                            By: /s/Mike Garrett
                                            Its: President & CEO


                                            "EMPLOYEE"
                                            HENRY E. BLAKESLEE, III

                                            /s/H. E. Blakeslee, III

                                                                EXHIBIT 1 to
                                                        Separation Agreement
                                                with Henry E. Blakeslee, III

                                RELEASE AGREEMENT

         THIS RELEASE ("Release") is made and entered into by and between HENRY
E. BLAKESLEE, III ("Employee") and MISSISSIPPI POWER COMPANY, and its successor or assigns ("Company").

         WHEREAS, Employee and Company have agreed that Employee's employment with Mississippi Power Company shall terminate on January 1, 2004;

         WHEREAS, Employee and the Company have previously entered into that certain Separation Agreement, dated _________________, 2003 ("Agreement"), that this Release is incorporated therein by reference;

         WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee's employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

         WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service he has or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows: 1. Release. Employee does hereby remise, release and forever discharge the Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act or the Sarbanes-Oxley Act of 2002, and any claims to benefits under any and all offer letters, employment or separation agreements, or bonus, severance, workforce reduction, early retirement, out-placement, or other similar plans sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have, by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company or the separation from his employment relationship or affiliation as an employee of the Company as of the date of this Release against each of the Releasees. Notwithstanding the foregoing, Employee does not release any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Release.

         2. No Assignment of Claim. Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Release.

         3. Compensation. In accordance with the Separation Agreement, the Company agrees to pay the Employee, his spouse or his estate, as the case may be, the amount provided in Paragraph 2 of the Agreement.

         4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

         5. Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE
(21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.

         6. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

                                            "COMPANY"
                                            MISSISSIPPI POWER COMPANY
                                            By:______________________
                                            Its:_____________________

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                                            "EMPLOYEE"
                                            HENRY E. BLAKESLEE, III

---------------------------                 -----------------------------
Date

WITNESSED BY:


Date

                                                                  EXHIBIT 2 to
                                                          Separation Agreement
                                                  with Henry E. Blakeslee, III


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this ______ day of _________________, ____ by and between MISSISSIPPI POWER COMPANY ("Company"), and HENRY E. BLAKESLEE, III ("Contractor").

                                   BACKGROUND:

         Company desires to retain Contractor to provide certain services to Company, and Contractor desires to provide such services to Company, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company the services more particularly described on Exhibit A attached hereto (the "Services"), and Contractor agrees to render the Services to Company.

         2. Obligations of Contractor. In its performance of the Services hereunder, Contractor shall at all times comply with and abide by the terms and conditions set forth in this Agreement. Contractor shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards. Contractor must obtain prior written approval from Company before Contractor contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Contractor shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with Company's Code of Ethics. Additionally, during the term of this Agreement, Contractor agrees to promote the best interests of Company and to take no actions that in any way damage the public image or reputation of Company or its affiliates or knowingly assist, in any way, a competitor of Company.

         3. Compensation.

         (a) Subject to the terms and conditions set forth in this Agreement, and as full and complete compensation for the Services, Company shall pay to Contractor, and Contractor shall accept the fees calculated in accordance with Exhibit B attached hereto ("Fees").

         (b) Contractor hereby acknowledges and agrees that Contractor shall be solely and exclusively responsible and liable for withholding taxes, social security taxes, unemployment taxes, sales/use taxes and workers' compensation insurance premiums.

         4. Independent Contractor. In the performance of this Agreement, both Contractor and Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Contractor is an independent contractor of Company in all manners and respects. The parties further agree that:

         (a) Contractor and its agents, employees and subcontractors are not authorized to bind Company to any liability or obligation or to represent that they have any such authority.

         (b) Contractor shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Contractor and its agents, employees and all subcontractors at any time and for any reason as a result of this Agreement or the performance of services by Contractor (including, but not limited to, the taxes and insurance premiums described in Section 3(b), above).

         (c) Contractor shall be solely and exclusively responsible for obtaining and providing (at Contractor's own cost) whatever computer, training, software or other equipment Contractor believes is necessary to complete the Services required under this Agreement.

         (d) Contractor shall complete the Services required under this Agreement according to Contractor's own means and methods of work which shall be in the exclusive charge and control of Contractor and which shall not be subject to the control or supervision of Company, except as to the results of the work. Contractor shall determine Contractor's own working hours and schedule for itself and its agents, employees and subcontractors.

         (e) Contractor shall not be subject to Company's personnel policies and procedures except for Company's Code of Ethics. Contractor also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by Company as a result of performing services under this Agreement, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

         (f) Contractor hereby waives and relinquishes any right of subrogation it might have against Company under the provisions of the Workers' Compensation Act of Mississippi on account of any injury to its employees or employees of its subcontractors, if any, caused in whole or in part by any negligence of Company. Contractor further agrees that it will require its Workers' Compensation insurer, if any, to likewise waive and relinquish such subrogation rights and furnish evidence of such waiver to Company.

         5. Business Protection Provision Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

         (a) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to Company, the Southern Company or their respective affiliates (collectively "Southern Entities"), other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Contractor, its agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (b) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Contractor agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (c) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Contractor for Company or any of the Southern Entities or their clients or Customers or by using any Southern Entity's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (d) "Competitive Position" shall mean any employment or independent contractor arrangement with any Customer whereby Contractor will serve such Customer in the same or substantially similar capacity as that which it performs for Company or any other Southern Entity pursuant to the terms of this Agreement.

         (e) "Customer" shall have the meaning ascribed by Section 7 hereof.

         (f) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         6. Nondisclosure: Ownership of Proprietary Property.

         (a) Nondisclosure. In recognition of the need of Company to protect its legitimate business interests, Contractor hereby covenants and agrees that Contractor, its agents, employees and subcontractors shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company, and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a "trade secret" under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

         (b) Allowed Disclosures. Notwithstanding Section 6(a) hereof, Contractor may disclose Confidential Information and Trade Secrets to those of its agents, employees and subcontractors who need to know such particular Trade Secrets or Confidential Information in order for Contractor to perform its obligations under this Agreement. Contractor shall require each and every person to whom it discloses any Trade Secrets or Confidential Information to execute confidentiality agreements in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with the restrictions contained in such confidentiality agreements. Contractor shall remain responsible for every person to whom it provides Trade Secrets or Confidential Information.

         (c) Notification of Unauthorized Disclosure. Contractor shall exercise its best efforts and shall cause its agents, employees and subcontractors to exercise their best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or any of the Southern Entities known by, disclosed or made available to Contractor, whether in connection with this Agreement or any other past or present relationship with Company or any of the Southern Entities. Contractor shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Contractor becomes aware. Contractor shall assist Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities' rights to or in any Work Product, Trade Secrets or Confidential Information.

         (d) Ownership. All Work Product shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended), and Contractor hereby unconditionally and irrevocably transfers and assigns and shall cause its agents, employees and subcontractors to unconditionally and irrevocably transfer and assign to Company, all rights, title and interest Contractor or such persons currently have or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Contractor agrees to execute and deliver and to cause its agents, employees and subcontractors to execute and deliver to Company, any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in Company.

         (e) Return of Materials. Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of Company, Contractor shall return and shall cause its agents, employees and subcontractors to return to Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Contractor's or such persons' possession or control.

         (f) Public Statements and Press Releases. Company shall issue all public statements concerning the work hereunder. Neither Contractor nor its agents, employees or subcontractors shall issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or any of the other Southern Entities without the prior written consent of Company.

         7. Non-Interference with Employees, Customers and Business.

         (a) Contractor covenants and agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, it shall not, nor shall its agents, employees or subcontractors, either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity: (i) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Company or any other Southern Entity whom Contractor, its agents, employees or subcontractors, has solicited, provided service to or otherwise had significant contact with while providing services to Company or any other Southern Entity pursuant to this Agreement (hereinafter "Customer"); (ii) refer, recommend or otherwise suggest to any Customer the services of any Entity other than Company or any other Southern Entity with respect to those types of services which the Southern Entities are regularly in the business of providing; (iii) refer, recommend or otherwise suggest to any Entity to provide or seek to provide services to any Customer with respect to those types of services which the Southern Entities are in the business of providing; or (iv) seek or accept a Competitive Position with a Customer. In addition, Contractor covenants and agrees that during the Term of this Agreement and for a period of three (3) years thereafter, it shall not, nor shall its agents, employees or subcontractors, either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity solicit, divert or appropriate or attempt to solicit, divert or appropriate any employee or other contractor of Company or any other Southern Entity. Contractor agrees to require each of its agents, employees and subcontractors who will perform services pursuant to this Agreement for a Customer to execute an agreement regarding non-interference with employees, customers and business in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with such agreement.

         (b) Contractor covenants and agrees that for a period of two (2) years following the expiration or termination of this Agreement within the States of Georgia, Alabama, Mississippi and Florida, it shall not obtain or work in any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement or position with any person or Entity engaged wholly or in material part in the business that the Company is engaged in whereby the Contractor is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Contractor participated in or directed for the Company, the Southern Company or any of their respective affiliates during the Term (as defined in Paragraph 9(a)) of this Agreement.

         (c) Contractor and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Contractor's skills are such that it could easily find alternative, commensurate work in its field which would not violate any of the provisions of this Agreement.

         8. Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Contractor, its agents, employees or subcontractors except as otherwise authorized by Company in writing, or any other violation of Sections 5, 6, and 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and the other Southern Entities that is not fully compensable by monetary damages. Should Contractor breach or threaten to breach any provision of Sections 5, 6 and 7, Company and any other Southern Entity shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Contractor's breach), cumulative of and in addition to any other rights or remedies to which Company and the other Southern Entities may be entitled by this Agreement, at law or in equity.

         9. Term and Termination.

         (a) The term of this Agreement shall be for a period of no more than four (4) months, commencing on the later of January 1, 2004 or the date on which the Release Agreement is effective and expiring on May 1, 2004 ("Term"), unless the Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 9(b), (c), or (e) below.

         (b) Notwithstanding Paragraph 9(a), either party may terminate this Agreement at any time by providing fourteen (14) days advance written notice of termination to the other party hereto. If either Company or Contractor terminates this Agreement pursuant to this Paragraph 9(b), Contractor shall be entitled to his Pro Rata Compensation (as defined in Paragraph 9(d)) through the date of termination of this Agreement and Contractor shall be obligated to return to Company any Fees which may have been paid to Contractor and that are unearned on the date of termination. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's termination.

         (c) Notwithstanding Paragraphs 9(a) and (b), Company may immediately terminate the Agreement at any time for Cause (as defined in Paragraph 9(d)). In this case, Contractor shall be entitled only to his Pro Rata Compensation (as defined in Paragraph 9(d)) through the date of the termination of this Agreement and Contractor shall be obligated to return to Company any Fees which may have been paid to Contractor and that are unearned on the date of termination. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's termination.

         (d) "Pro Rata Compensation" shall mean the sum of any (i) Fees paid to Contractor for months during the Term prior to the month in which the termination occurs, and (ii) the Fee set forth in Exhibit A attached hereto for the month in which the termination occurs multiplied by a fraction, the numerator of which is the days expired within such month and the denominator of which is the number of days in the month.

         "Cause" or "Termination for Cause" shall include the following conditions:

         1. Failure to Discharge Duties. Contractor willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by Company without reasonable excuse;

         2. Breach. Contractor shall have committed any material breach or repeated or continued (after written warning) any breach of his obligations hereunder;

         3. Gross Misconduct. The Contractor is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct: (i) Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like; (ii) The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of Company, Southern or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located; (iii) Attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (iv) Assault or other act of violence against any employee of Company or other person during the course of his employment; or (v) Conviction of any felony or misdemeanor involving moral turpitude. (e) If Contractor dies during the Term of this Agreement, the Agreement shall terminate, and Company shall pay the Contractor's Pro Rata Compensation through the date of death to Contractor's spouse, if living, or if not, to his estate. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's death.

         10. Indemnification. Contractor hereby indemnifies and agrees to defend and hold harmless Company and its employees, officers, directors, agents, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys' fees), settlements, suits, actions, expenses, liabilities and claims of any kind (each a "Loss") caused by or resulting from any breach of this Agreement by Contractor or any other act or omission of Contractor.

         11. Notices.

         (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized international courier service, as follows:

                   If to Company:            Mississippi Power Company
                                             Attention:  Rodger Meinzinger
                                             2992 West Beach Boulevard
                                             Gulfport, Mississippi  39501

                  If to Contractor:          Mr. Henry E. Blakeslee, III
                                             62 52nd Street
                                             Gulfport, Mississippi 39507

         (b) All notices provided for or required by this Agreement shall be effective when delivered or on the third date following the date upon which such notice is deposited, postage prepaid, in the mail pursuant to Section 11(a) above.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 11.

         12. Miscellaneous.

         (a) This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, United States of America, without giving effect to conflicts of law provisions.

         (c) Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature shall be deemed an original and shall bind such party.

         (g) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

         (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         (j) Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 5, 6, 7, 8, and 10 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.
                                       "COMPANY"
                                       MISSISSIPPI POWER COMPANY
                                       By:
                                          -------------------------------
                                       Title:
                                             ----------------------------

                                       "CONTRACTOR"
                                       HENRY E. BLAKESLEE, III

                        EXHIBIT A TO CONSULTING AGREEMENT

                                    Services

         Contractor shall manage, perform and provide professional consulting services and advice, including, but not limited to, assisting with case preparation and preparing for and providing testimony in any rate case brought before the Mississippi Public Service Commission during the Term ("Services").

                        EXHIBIT B TO CONSULTING AGREEMENT

                     Compensation and Expense Reimbursement

         On the business day coinciding with or immediately following each of February 1, 2004, March 1, 2004, April 1, 2004 and May 1, 2004, the Company shall pay to Contractor a fee equal to Five Thousand Dollars and No Cents ($5,000.00) ("Fee"), as consideration for the Services provided by Contractor during the immediately preceding month through the date of payment pursuant to
Section 1 of the Agreement. Contractor shall be reimbursed by the Company, upon remittance of receipts to the Company, for reasonable expenses incurred while conducting work as an independent contractor under this Agreement which are approved by the Company in advance.